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                                                                    EXHIBIT 99.1

                 CHANGE OF CONTROL NOTICE AND OFFER TO PURCHASE

                       BAYARD DRILLING TECHNOLOGIES, INC.


             Change of Control Notice and Offer to Purchase for Cash
                  Any and All of its 11% Senior Notes due 2005
              ($100,000,000 Aggregate Principal Amount Outstanding)
               at 101% of the Aggregate Principal Amount Thereof,
                        Plus Accrued and Unpaid Interest


                              CUSIP No.: 072700AB3

         EXPIRATION DATE: JUNE 7, 1999 AT 5:00 P.M., NEW YORK CITY TIME,
              UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION


         Bayard Drilling Technologies, Inc. (the "Company") hereby offers to purchase (the "Offer"), pursuant to Section 4.09 of the Indenture (as amended and supplemented through the date hereof, the "Indenture"), dated as of June 26, 1998, between the Company, the Guarantors (as defined in the Indenture) and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), on the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), any and all of its outstanding 11% Senior Notes due 2005 (the "Notes") at a purchase price (the "Purchase Price"), in cash, equal to 101% of the aggregate principal amount thereof ($1,010 per $1,000 principal amount of Notes), plus accrued and unpaid interest, if any, to the date of payment for, or deposit with U.S. Trust Company of Texas, N.A., as depositary in the Offer (the "Depositary"), of an amount sufficient to pay for, Notes accepted for purchase in the Offer. The date of such payment or deposit is referred to as the "Payment Date." The Payment Date will be three business days after the Expiration Date.

         Holders of Notes should be aware of the following in making a decision as to whether to tender Notes in the Offer:

         o The Company does not currently have sufficient funds available to make the June 30, 1999 interest payment on the Notes, and it is unlikely to be able to do so.

         o The Company does not currently have sufficient funds available to consummate the Offer, and must find a means to finance the amounts required to consummate the Offer prior to the Payment Date.

         o The Company's debt obligations were not assumed by Nabors Industries, Inc. ("Nabors"), the parent corporation of the Company, pursuant to the merger referred to below, and Nabors is not obligated to fund payments required to be made in the Offer by the Company.

         o Nabors has funds sufficient to fund the Offer by the Company, and has indicated to the Company that it is prepared, subject to the execution of mutually satisfactory agreements and compliance with applicable contractual obligations (pursuant to the Indenture or otherwise), to make such funds available to the Company through an asset purchase, for those holders of Notes who tender their Notes on or prior to the Expiration Date.

         o Nabors has advised the Company that it is not prepared (1) to advance or make funds available to the Company to meet any financial obligations, including making funds available on any Notes after the Payment Date, making funds available for the June 30, 1999 interest payment on the Notes or otherwise making funds available to the Company, or (2) to assume any of the Company's debt obligations or other liabilities. Nabors has stated to the Company that it reserves the right to change this position, in its sole and absolute discretion. However, there can be no assurance that Nabors will do so.


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         The Offer is being made in connection with the acquisition by Nabors of the Company. The acquisition was effected through the merger on April 7, 1999 of a wholly-owned subsidiary of Nabors, with and into the Company. As a result of the merger, the Company became a wholly-owned subsidiary of Nabors and each outstanding share of common stock of the Company was converted into 0.3375 shares of common stock of Nabors and $0.30 in cash, without interest. The consummation of the merger constituted a "Change of Control" under the Indenture and, as a result, the Company is hereby offering, pursuant to Section 4.09 of the Indenture, on the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and the Letter of Transmittal, to purchase all Notes outstanding at the Purchase Price, plus accrued and unpaid interest, if any, to the Payment Date.

         The Offer does not constitute redemption of, or an election by the Company to redeem, the Notes. Holders of Notes may elect to tender or not to tender in the Offer. Neither the Company nor Nabors makes any recommendation as to whether or not holders of Notes should tender Notes in the Offer.

         THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 7, 1999, UNLESS SUCH DATE IS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH DATE, AS IT MAY BE EXTENDED, IS REFERRED TO AS THE "EXPIRATION DATE"). PURSUANT TO THE TERMS OF THE INDENTURE, NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY AFTER THE EXPIRATION DATE.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AS OF SUCH DATE.

         The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Offer, as applicable, will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in each such jurisdiction.

         The date of this Offer to Purchase is May 7, 1999.


                               RECENT DEVELOPMENTS

         On April 7, 1999, Nabors acquired all of the outstanding common stock of the Company in a merger transaction in which a wholly-owned subsidiary of Nabors merged with and into the Company, with the Company as the surviving corporation in the merger. As a result of the merger, the Company became a wholly-owned subsidiary of Nabors. All obligations of the Company prior to the merger, including its obligations under the Indenture and the Notes, remained the obligations of the Company after the merger. None of such obligations have been assumed or guaranteed by Nabors in the merger.

         Section 5.01 of the Indenture provides that the Company may not consummate any merger transaction unless, immediately after giving effect to such transaction on a pro forma basis, no event of default exists under the Indenture and the Company is able to comply with certain financial covenants. Since the Company was unable to comply with all of such financial covenants, the Company sought and received the consent of holders of more than


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a majority of the principal amount outstanding of the Notes to an amendment to the Indenture which provided that the provisions of Section 5.01 do not apply to the merger. The amendment was set forth in a First Supplemental Indenture, dated as of April 7, 1999, among the Company, the Guarantors (as defined in the Indenture) and the Trustee. No fee was paid to the holders of the Notes who consented to the amendment to the Indenture memorialized in the First Supplemental Indenture. THIS DOCUMENT CONSTITUTES THE NOTICE REQUIRED BY THE INDENTURE TO BE GIVEN TO HOLDERS OF THE NOTES UPON ANY AMENDMENT TO THE INDENTURE.

         In order to consummate the merger, the Company was required to pay down its senior term loan agreement. To obtain sufficient funds to pay down these facilities, the Company sold nine rigs and miscellaneous equipment having an appraised value of $16,550,200 to an affiliate of Nabors in accordance with Sections 4.08 and 4.09 of the Indenture. The sales price for the assets transferred was their fair market value, as determined by an independent third party appraiser, and the asset transfer was approved by the directors of both the Company and the purchaser.

         Immediately after the merger, the Company entered into a Master Rig Lease and Management Services Agreement with an affiliate. Under the agreement, the affiliate will lease, maintain and operate the Company's rigs on a well-by-well, rig-by-rig basis. The affiliate will pay the Company a fee of 5% of the dayrate on each working rig, an will provide office space and management services to the Company. As a result of the agreement, the Company has eliminated substantially all of its overhead and liability with regard to future operations.

         Prior to each of the asset sale and the execution of the Master Rig Lease and Management Services Agreement, the Board of Directors of the Company approved the transaction after determining that the terms thereof were no less favorable to the Company than those that would have been obtained by the Company in a comparable transaction with a non-affiliate.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company has previously filed the following documents with the Securities and Exchange Commission (the "Commission"), which are incorporated herein by reference:

         1. An Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

         2. A Current Report on Form 8-K dated April 7, 1999.

         In addition, any documents filed by the Company with the Commission prior to the Expiration Date shall be deemed to be incorporated into this Offer to Purchase, including, but not limited to, the Company's Quarterly Report on Form 10-Q to be filed with the Commission on or before May 17, 1999. See "Additional Information" for information about how to obtain copies of documents filed with the Commission.

                                    THE OFFER

GENERAL

         The Company hereby makes the Offer pursuant to Section 4.09 of the Indenture and offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to purchase for cash all of the outstanding Notes for the Purchase Price. The Purchase Price for Notes tendered pursuant to the Offer is 101% of the aggregate principal amount of the Notes ($1,010 per $1,000 principal amount thereof), plus accrued and unpaid interest, if any, to the Payment Date. The Company will accept only tenders of Notes or a portion thereof which are in an amount equal to $1,000 principal amount of Notes or integral multiples thereof.

         The Offer will expire at 5:00 p.m., New York City time, on the Expiration Date. The Company will make a public announcement in the event that it extends the Expiration Date. The Company shall have no obligation to


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publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release.

         Pursuant to the terms of the Indenture, Notes tendered in the Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day after the Expiration Date. Withdrawals must be made in accordance with the procedures described under "--Withdrawal Rights."

         Upon the terms of the Offer, the Company will purchase by accepting for payment, and will pay for, all Notes properly tendered in the Offer prior to 5:00 p.m., New York City time, on the Expiration Date and not properly withdrawn prior to 5:00 p.m., New York City time, on the business day after the Expiration Date. Any Notes not tendered and purchased in the Offer will continue to accrue interest in accordance with the Notes and the Indenture. Unless the Company defaults in the payment of the Purchase Price, all Notes accepted for payment pursuant to the Offer shall cease to accrue interest after the Payment Date.

         If less than all the principal amount of any Note is validly tendered and accepted pursuant to the Offer, the Company shall issue and the Trustee shall authenticate and deliver to or on the order of the holder thereof, at the expense of the Company, a new Note of authorized denominations, in a principal amount equal to the portion of the Note not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

         HOLDERS OF NOTES MAY CHOOSE TO PARTICIPATE IN THE OFFER BY COMPLETING AND SIGNING THE LETTER OF TRANSMITTAL. HOLDERS WHO HOLD PHYSICAL CERTIFICATES WILL ALSO BE REQUIRED TO SURRENDER THEIR NOTES, WITH THE FORM ENTITLED "OPTION OF HOLDER TO ELECT PURCHASE" ON THE REVERSE SIDE OF THE NOTE COMPLETED, TO THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

         If fewer than all of the Notes have been tendered and purchased in the Offer, the Company, or any affiliate of the Company, may purchase additional Notes in the open market, in privately negotiated transactions, through subsequent exchange or tender offers or otherwise or may seek to cause the Notes to be retired or defeased. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of the Notes than the terms of the Offer. Any future purchases by the Company or any affiliate will depend on various factors at that time.

REASON FOR THE OFFER; EFFECTS OF THE OFFER

         The Offer is being made pursuant to the terms of Section 4.09 of the Indenture, which provides that, upon the occurrence of a Change of Control (as defined below), each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes, in denominations of $1,000 or integral multiples thereof, at the Purchase Price. A "Change of Control" is deemed to occur under the Indenture when, among other things, (i) the Company merges with another entity and as a result thereof less than 50% of the outstanding voting securities of the Company are held by persons who were stockholders of the Company immediately prior to the merger or (ii) a majority of the persons who constitute the Board of Directors of the Company cease to serve directors of the Company. A "Change of Control" occurred on April 7, 1999, as a result of the consummation of the merger of Acquisition Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Nabors. Upon such merger, all of the directors of the Company prior to April 7, 1999 ceased to serve as directors of the Company. THIS OFFER TO PURCHASE IS THE NOTICE OF THE CHANGE OF CONTROL REQUIRED TO BE SENT TO HOLDERS OF THE NOTES PURSUANT TO SECTION 4.09 OF THE INDENTURE.

         The Notes purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. Any Notes which remain outstanding after the consummation of the Offer will continue to be obligations of the Company and will continue to accrue interest.


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         The Notes are not listed on any securities exchange or quoted on any automated quotation system such as Nasdaq. Depending upon, among other things, the amount of Notes outstanding after the consummation of the Offer, the liquidity of untendered Notes may be adversely affected by the Offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         The Offer will expire on the Expiration Date, unless extended pursuant to the procedures set forth herein. During any extension of the Offer, all Notes previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by the Company, subject to the withdrawal rights of holders.

         The Company expressly reserves the right, subject to the requirements of Section 4.09 of the Indenture in the case of the Offer, at any time, or from time to time, to amend the terms of the Offer in any respect.

         Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, termination or amendment of the Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release.

ACCEPTANCE FOR PAYMENT

         Upon the terms and subject to the conditions to the Offer (including if the Offer is extended or amended, the terms of such extension or amendment), the Company will purchase, by accepting for payment, and will pay for all Notes properly tendered (and not properly withdrawn) pursuant to the Offer, on the Payment Date, which shall be three business days after the Expiration Date. In all cases, payment by the Depositary to tendering holders will be made only after timely receipt by the Depositary of the documentation described under "Procedures for Tendering and Withdrawing Notes--Tendering Notes."

         For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby to have purchased) tendered Notes as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance of such Notes for payment. Subject to the terms and conditions of the Offer, payment for Notes so accepted will be made by deposit of the consideration therefor with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from the Company and then transmitting payment to such tendering holders.

                         PROCEDURES FOR TENDERING NOTES

TENDERING NOTES

         The tender of Notes pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer. The tender of Notes will constitute an agreement to deliver good and marketable title to all tendered Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

         EXCEPT AS PROVIDED IN "--GUARANTEED DELIVERY PROCEDURES," UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.


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         Only record holders of Notes are authorized to tender their Notes pursuant to the Offer. Accordingly, to properly tender Notes or cause Notes to be tendered in the Offer, the following procedures must be followed:

         Notes held through DTC. Each beneficial owner of Notes held through a participant (a "DTC Participant") of the Depository Trust Company ("DTC") (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Notes to be tendered in accordance with the procedures set forth in this Offer to Purchase.

         Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant that holds Notes through DTC must (i) transmit its acceptance to the Offer through the DTC Automated Tender Offer Program ("ATOP") (for which the transaction will be eligible), and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message (as defined below) to the Depositary for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Offer to Purchase. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Notes into the Depositary's account through ATOP.

         However, although delivery of interests in the Notes may be effected through book-entry transfer into the Depositary's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

         The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such DTC Participants.

         All Notes currently held through DTC have been issued in the form of a global note registered in the name of Cede & Co., DTC's nominee (the "Global Note"). At or as of the Expiration Date, DTC will deliver to the Depositary a properly completed and duly executed Letter of Transmittal in respect of the aggregate principal amount of Notes as to which it has delivered to DTC Agent's Messages and Cede & Co. will deliver to the Depositary the Global Note. At or as of the close of business on the third business day after the Expiration Date, DTC will deliver to the Depositary a properly completed and duly executed Letter of Transmittal in respect of the aggregate principal amount of Notes as to which it has delivered to DTC Agent's Messages in respect of Notices of Guaranteed Delivery as described under "--Guaranteed Delivery Procedures." Thereafter, the aggregate principal amount of the Global Note will be reduced to represent the aggregate principal amount of Notes held through DTC and not tendered pursuant to the Offer and the Global Note will be returned to Cede & Co.

         Notes held by Record Holders. Each record holder must complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Notes, to the Depositary at its address set forth on the back cover page of this Offer to Purchase, or the holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase.

         All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution (as defined herein). If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other


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person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

         No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its Notes.

         Lost or Missing Certificates. If a record holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee about procedures for obtaining replacement certificates representing such Notes, arranging for indemnification or about any other matter which requires handling by the Trustee.

         Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of Federal income tax law, unless a tendering holder, or his or her assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.

         Effect of Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering holder of Notes in the Offer
(i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes tendered thereby and (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Note and the Indenture under which the Notes were issued), (iii) releases and discharges the Company from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes including without limitation any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the Company, for the purchase price for any tendered Notes that are purchased by the Company).

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes in the Offer will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Offer (except such conditions as are set forth in Section 4.09 of the Indenture) and any irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Depositary shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE COMPANY.


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         THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY
REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING ACCEPTANCES OR LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

GUARANTEED DELIVERY PROCEDURES

         DTC Participants. A DTC Participant who wishes to cause its Notes to be tendered in the Offer, but who cannot transmit its acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

                           (a) guaranteed delivery is made by or through a firm
                  or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an "Eligible Institution"), including (as such terms are defined therein):
                  (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union;
                  (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program; and

                           (b) prior to 5:00 p.m., New York City time, on the
                  Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

                           (c) Book-Entry Confirmation of the transfer into the
                  Depositary's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Depositary within two New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery, and in no event later than two business days after the Expiration Date.

         Record Holders. A record holder who wishes to tender its Notes in the Offer but (x) whose Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (y) who cannot deliver its Notes, the Letter of Transmittal, or any other required documents, to the Depositary prior to the Expiration Date, may effect a tender if:

                           (a) the tender is made by or through an Eligible
                  Institution; and

                           (b) prior to 5:00 p.m., New York City time, on the
                  Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

                           (c) a properly completed and executed Letter of
                  Transmittal, as well as the certificate(s) representing all tendered Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within two New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery and in no event later than two business days after the Expiration Date.

         Under no circumstances will interest be paid by the Company by reason of any delay in making payment to any person using the guaranteed delivery procedures described above.

WITHDRAWAL RIGHTS

         Tenders of Notes (or any portion of such Notes in integral multiples of $1,000) in the Offer may be withdrawn at any time prior to 5:00 p.m., New York City time on the business day after the Expiration Date.

         Notes held through DTC. A DTC Participant who has transmitted its acceptance through ATOP in respect of Notes held through DTC may, prior to 5:00 p.m., New York City time, on the business day after the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Notes to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Depositary.

         Notes held by Record Holders. A holder may withdraw its tender of Notes from the Offer, prior to 5:00 p.m., New York City time, on the business day after the Expiration Date, by delivering to the Depositary by mail, hand delivery or facsimile transmission a notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes and (iii) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to the Company, in its sole discretion and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

         All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Notes being withdrawn are held for the account of an Eligible Institution.

         A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

         A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a holder may be rescinded only by (i) a new transmission of acceptance through ATOP, or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

SOURCE OF FUNDS

         The maximum amount of funds required by the Company to purchase all the Notes pursuant to the Offer is approximately $101.0 million, plus accrued and unpaid interest to the Payment Date. The Company does not currently have sufficient funds available to consummate the Offer, and must find a means to finance the amounts required to consummate the Offer prior to the Payment Date.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of certain anticipated United States federal income tax consequences of the acceptance of the Offer by a holder of a Note. This summary does not discuss all aspects of federal income taxation which may be relevant to any particular holder of the Notes in light of such holder's individual investment circumstances or to certain types of holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers), nor does it address specific state, local or foreign tax consequences. This summary assumes that the holders of the Notes have held their Notes as "capital assets" under the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

         Each holder of Notes is urged to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the acceptance of the Offer.

SALE OF NOTES PURSUANT TO THE OFFER

         The receipt of cash by a holder of the Notes in exchange for the Notes in the Offer will be a taxable transaction for United States federal income tax purposes. Such holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received (other than in respect of accrued interest, which, if not yet included in income, will be taxed as ordinary income) and (ii) such holder's adjusted tax basis in the Notes. Generally, a holder's adjusted tax basis for a Note will be equal to the cost of the Note to such holder, less payments (other than interest payments) received on the Note. If applicable, a holder's tax basis in a Note also would be increased by any market discount (discussed below) previously included in income by such holder pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by the accrual of amortizable bond premium which the holder has previously elected to deduct from gross income on an annual basis.

         Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term gain or loss if such holder has held such Notes for more than one year.

         An exception to the capital gain treatment described above applies to a holder who holds a Note with a "market discount." Market discount is the amount by which the holder's basis in the Note immediately after its acquisition is exceeded by the stated redemption price of the Note at maturity. However, a Note will be considered to have no market discount if such excess is less than 1/4 of 1% of the stated redemption price of the Note at maturity multiplied by the number of complete years from the holder's acquisition date of the Note to its maturity date. The gain realized by the holder of a market discount Note on its purchase by the Company will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) from the holder's acquisition date to the date of sale, unless the holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Payments made to a holder with respect to Notes purchased pursuant to the Offer generally will be constitute reportable payments for U.S. federal income tax purposes.

         A holder who tenders its Notes may be subject to backup withholding at the rate of 31% with respect to payments made with respect to such Notes unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Substitute Form W-9 included in the Letter of Transmittal should be completed in order to provide the information and certification necessary to avoid backup withholding. Any amount withheld under the backup withholding rules will be credited against the holder's U.S. federal income tax liability.

         THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

                                 THE DEPOSITARY

         The Depositary for the Offer is U.S. Trust Company of Texas, N.A.. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to one of the addresses or telephone numbers set forth on the last page of this Offer to Purchase. Requests for information or additional copies of this Offer to Purchase and the related Letter of Transmittal should be directed to the Depositary.

         The Company will reimburse the Depositary for its reasonable out-of-pocket expenses incurred in connection with the Offer.

         Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                             ADDITIONAL INFORMATION

         The Company currently is subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports and other information with the Commission. Such reports and other information may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and may be accessed at the Commission's site on the world wide web at http://www.sec.gov.

         Copies of the materials referred to in the preceding paragraph (including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Current Report on Form 8-K dated April 7, 1999, both of which are incorporated by reference ), as well as copies of any current amendment or supplement to this Offer to Purchase, may be obtained by contacting the Depositary at the address set forth on the last page of this Offer to Purchase.

                        The Depositary for the Offer is:


                        U.S. TRUST COMPANY OF TEXAS, N.A.


               BY MAIL:                            BY HAND DELIVERY:                         BY COURIER:
         U.S. Trust Company of                   U.S. Trust Company of                  U.S. Trust Company of
              Texas, N.A.                             Texas, N.A.                            Texas, N.A.
     P.O. Box 841, Cooper Station              111 Broadway, Lower Level              770 Broadway, 13th Floor
       New York, New York 10276              New York, New York 10006-1906          New York, New York 10003-9598


                              CONFIRM BY TELEPHONE:
                                 (800) 225-2398
                           (212) 420-6211 (facsimile)
                           (212) 780-0592 (facsimile)